Computation of Performance Data

                       Arizona       Maryland      Missouri      Virginia      National

30-Day Yield

Income                 41,054.82     9,473.83      50,310.24     156,168.01    133,330.45
Expenses                9,071.23     2,101.52      11,164.56      31,475.38     24,906.73
Avg Daily Shares O/S 893,364.627  212,151.816  1,111,643.649  2,983,747.572 2,843,812.915
Max Offering Price         10.15         9.71          10.22          11.21          10.29

30-Day Yield               4.27%        4.33%          4.17%          4.52%          4.49%

Federal Tax Rate             36%          36%            36%            36%            36%
State Tax Rate             5.60%        8.00%          6.00%          5.75%
Combined Tax Rate         39.58%       41.12%         39.84%         39.68%         36.00%

30-Day Tax Equiv Yield     7.07%        7.36%          6.93%          7.49%          7.01%

Total Return

9/30/96 Factor         1,515.345    1,140.268      1,500.654      1,944.212      2,978.157
9/30/95 Factor         1,445.239    1,096.781      1,425.895      1,842.800      2,831.704
9/30/91 Factor         1,144.744    1,138.527      1,450.885      2,236.107
9/30/86 Factor                                                                   1,647.577
Inception Factor       1,000.000    1,000.000      1,000.000      1,000.000      1,000.000
Days Since Inception        2544         1328           2545           3275           5021

Aggregate Returns
One-Year Return            4.85%        3.96%          5.24%          5.50%          5.17%
Five-Year Return          32.37%                      31.81%         34.00%         33.18%
Ten-Year Return                                                                     80.76%
Since Inception           51.53%       14.03%         50.07%         94.42%        197.82%

Annualized Returns
Five-Year Return           5.77%                       5.68%          6.03%          5.90%
Ten-Year Return                                                                      6.10%
Since Inception            6.15%        3.68%          6.00%          7.70%          8.26%

What if no waiver of fee

30-Day Yield (what if)
Income                               9,473.83
Expenses plus waived fees            2,564.81
Avg Daily Shares O/S               212,151.816
Max Offering Price                       9.71

30-Day Yield                            4.06%
Federal Tax Rate                          36%
State Tax Rate                          8.00%
Combined Tax Rate                      41.12%

30-Day Tax Equiv Yield                  6.89%

Total Return (what if)

9/30/96 Factor         1,466.428    1,115.400     1,452.773       1,931.781
9/30/95 Factor                      1,079.058
One-Year Return                         3.37%
Since Inception           46.64%       11.54%        45.28%          93.18%
Since Inception (annualized)5.65%       3.05%         5.51%           7.62%

Money Market
Seven-Day Yield

Cumulative Income           4,099.21
Cumulative Net Assets   52,124,916.72

Seven-Day Yield  2.87%
Effective Annual Yield  2.91%

Federal Tax Rate  36%

Taxable Equivalent Yield  4.49%